UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/09/2007

Tesco Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28778

Alberta	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3993 West Sam Houston Parkway North
Suite 100
Houston, TX 77043-1211
(Address of principal executive offices, including zip code)

713-359-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 7.01.    Regulation FD Disclosure

Tesco Corporation ("TESCO") is providing the following additional information concerning certain pending patent litigation to update and supplement information provided to investors.

Varco I/P, Inc. ("Varco") filed suit against TESCO in April 2005 in the U.S. District Court for the Western District of Louisiana, alleging that TESCO's Casing Drive System(TM) ("CDS(TM)") infringes certain of Varco's U.S. patents. TESCO filed a countersuit against Varco in June 2005 in the U.S. District Court for the Southern District of Texas, Houston Division. In July 2006, the case was transferred to the federal district court in Houston, and as a result, the issues raised by Varco have been consolidated into a single proceeding in which TESCO is the plaintiff. TESCO also filed a request with the U.S. Patent and Trademark Office for reexamination of the patent on which Varco's claim of infringement is based. The U.S. Patent and Trademark Office has accepted the Varco patent for reexamination, and that reexamination remains in process. The district court has granted TESCO's motion to stay the infringement litigation pending the outcome of the reexamination. The outcome and amounts of any future financial impacts from this litigation are still not determinable.

In a separate matter, Franks International, Inc. ("Franks") filed suit against the TESCO in the U.S. District Court for the Eastern District of Texas, Marshall Division, on January 10, 2007, alleging that TESCO's CDS(TM) infringes two United States patents held by Franks. TESCO has filed a general denial and the case is in early stages of analysis and discovery. The outcome and amounts of any future financial impacts from this litigation are not determinable.

TESCO does not believe that the infringement claims asserted by Varco and Franks have merit and is prepared to defend the Varco and Franks litigation aggressively. TESCO does not intend to provide further updates as to material developments in concerning the litigation described above other than through future quarterly or annual reports filed with the Securities and Exchange Commission.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tesco Corporation

Date: March 09, 2007	By:	/s/ James A. Lank
James A. Lank
General Counsel and Corporate Secretary